UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

☑ Filed by the Registrant	☐ Filed by a Party other than the Registrant

 CHECK THE APPROPRIATE BOX:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Quanta Services, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:
2) Aggregate number of securities to which transaction applies:
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4) Proposed maximum aggregate value of transaction:
5) Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
1) Amount previously paid:
2) Form, Schedule or Registration Statement No.:
3) Filing Party:
4) Date Filed:

Quanta Services, Inc. 2800 Post Oak Blvd., Suite 2600 Houston, Texas 77056-6175 WEB www.quantaservices.com NYSE PWR

Dear Stockholders:

Quanta Services, Inc. (“Quanta”) recently provided stockholders with a proxy statement, filed with the U.S. Securities and Exchange Commission on April 12, 2019 (the “Proxy Statement”), in connection with its annual meeting of stockholders to be held on May 23, 2019 (the “Annual Meeting”).

Quanta is providing this supplemental information in order to clarify and reinforce certain aspects of Proposal 4 – Approval of the Quanta Services, Inc. 2019 Omnibus Equity Incentive Plan (the “2019 Omnibus Plan”), which stockholders are being asked to approve at the Annual Meeting. If approved, the 2019 Omnibus Plan would authorize for issuance 7,000,000 shares of Quanta common stock, $0.00001 par value (“Common Stock”), plus certain shares of Common Stock remaining under the Quanta Services, Inc. 2011 Omnibus Equity Incentive Plan (not to exceed 455,770 shares) and certain shares of Common Stock underlying existing awards that are forfeited, cancelled, expired or settled in cash. This supplemental information is intended to underscore the importance and appropriateness of the 2019 Omnibus Plan and our equity-based compensation grant practices and demonstrate why stockholder support of Proposal 4 is warranted.

We have utilized equity-based compensation to align incentives throughout our organization and advance our growth strategy.

•  We grant equity-based compensation to management and key operations personnel at the majority of Quanta’s operating units in order to help align incentives throughout the organization, which is key given our decentralized structure.

•  We have historically utilized strategic acquisitions as a key component to broaden Quanta’s customer base and grow its business, and we typically grant equity-based compensation awards to key personnel of acquired businesses in order to foster retention and align incentives post-acquisition.

•  Over the past three years, Quanta’s employee count has increased by approximately 60% while the number of individuals that received equity awards has increased by approximately 12%, which we believe shows our ability to manage the distribution of equity-based compensation awards as we continue to grow.

Our recent stock repurchases have offset dilution and impacted our burn rate.

•  Quanta repurchased approximately 87.0 million shares of Common Stock from 2014 through 2018 (representing approximately 41% of the outstanding shares as of the start of the repurchases), which has offset the dilutive effect of equity-based compensation awards and significantly impacted our burn rate calculations during that period.

•  As set forth in further detail in the Proxy Statement, Quanta’s average burn rate for the three-year period ending December 31, 2018, adjusted for the impact of those repurchases, was 0.84% (or 1.23% on an unadjusted basis).

We have included enhancements in the 2019 Omnibus Plan that are aligned with stockholder interests.

•  Subject to certain limited exceptions, the 2019 Omnibus Plan requires future equity awards to have minimum vesting periods of at least one year from the date of grant.

•  The 2019 Omnibus Plan prohibits payment of dividends and dividend equivalents on shares underlying unvested awards until such awards vest or restrictions lapse, such that declared dividends and dividend equivalents are subject to forfeiture.

•  Awards under the 2019 Omnibus Plan are subject to recoupment as required by law or Quanta’s clawback policy or if the Board of Directors of Quanta (the “Board”) determines a participant has violated applicable restrictive covenants.

We believe the number of shares authorized under the 2019 Omnibus Plan is reasonable.

•  We believe, based on Quanta’s historical grant practices and certain other assumptions, including the price of Quanta’s Common Stock, that the proposed number of shares to be authorized for issuance under the 2019 Omnibus Plan would be sufficient for equity-based compensation awards over approximately the next three years.

•  The number of additional shares that would be authorized represent less than 5% of the approximately 142 million shares outstanding as of April 2, 2019.

Approval of the 2019 Omnibus Plan is critical to Quanta’s future compensation practices and ability to align pay and performance.

•  If stockholders do not approve the 2019 Omnibus Plan, we expect there will be an insufficient number of shares available to make equity-based compensation a meaningful part of our overall compensation program.

•  Without the ability to grant meaningful equity-based compensation awards, we will need to consider providing additional cash awards or remuneration in order to maintain competitive levels of compensation, which could negatively impact our ability to align employee compensation with the interests of stockholders.

•  The inability to grant meaningful equity-based compensation could limit our ability to attract and retain executive talent or prevent us from executing on certain strategic plans, both of which have been integral to Quanta’s past success and remain vital to future performance.

•  Equity-based compensation is a critical element of our pay-for-performance compensation philosophy, which is designed to incentivize stockholder value creation.

Please read the Proxy Statement because it contains important information, including additional detail on Proposal 4, and our Board’s recommendation that stockholders vote FOR Proposal 4.

If shareholders need assistance with casting or changing their vote, they should contact our proxy solicitor, Okapi Partners LLC, toll-free at (877) 274-8654 or via email at info@okapipartners.com.

Thank you for your attention and your consideration in supporting Quanta on this important matter.

Sincerely,

Quanta Services, Inc.

Houston, Texas

May 2, 2019

This information is first being released to stockholders on May 2, 2019 and should be read together with the Proxy Statement.